Exhibit 10.6

KRAIG BIOCRAFT LABORATORIES, INC.

ADDENDUM TO THE

FOUNDERS STOCK PURCHASE AND INTELECTUAL PROPERTY TRANSFER

AGREEMENT

THIS ADDENDUM to the FOUNDERS STOCK PURCHASE AND INTLLECTUAL
PROPERTY TRANSFER AGREEMENT ("Agreement") dated the April 26, 2006, between
Kraig Biocraft Laboratories, Inc., a Wyoming corpotaion (the "Company") and Kim
Thompson, an individual ("Mr. Thompson") is dated December 26, 2006.

The Board ofDircetors of the Company (the "Board") and Executive each desires that the FOUNDERS STOCK PURCHASE AND INTELECTUAL PROPERTY TRANSFER AGREEMENT be modified and amended by this ADDENDUM as described below.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained in this ADDENDUM , the adequacy of which are hereby acknowledged, and intending to be legal[y bound hereby, the parties hereto agree as follows:

Section 2, titled Royalties, shall be deleted, and no royalties shall be owed to Mr. Thompson pursuant to the FOUNDERS STOCK PURCHASE AND INTELEMAL PROPERTY TRANSFER AGREEMENT, All references royalties in the agreement are rendered meaningless and void, and such is the intention of the parties entering into this addendum.

Section 3, titled Exclusive license For Ikon protective apparel, shall be deleted, and no exclusive license shall be issued to Mr. Thompson pursuant to section 3.

In exchange for Mr. Thompson's entering into this addendum and surrendering the rights contained in former sections 2 and 3, the Company shall use its best reasonable efforts Lo issue to Mr. Thompson, within 12 months from the cafe of this agreement, 200,000 shares of the Company's preferred stock, Said stock shall have no preference for the payment of dividends, and may be issued without any right to recieve any dividend. The preferred shares will however have super voting rights equivalent to 100 votes of Class A Common shares per share of preferred, such that the total issuance of preferred shares to Mr. Thompson shall have the voting power of 20,000,000 Class A shares.

In the event that the Company, through the use of its best reasonable efforts, is unable to issue to Mr. Thompson the preferred shares referenced above, the Company will provide Mr. Thompson with the alternative consideration of one hundred and twenty thousand dollars S 120,000, payable on the one year anniversary of this addendum.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum under seal the day and year above first written.

Executive	Company

/s/Kim Kraig Thompson	/s/Kim Kraig Thompson
Kim Kraig Thompson	Kim Kraig Thompson
C.E.O
On behalf of Kraig Biocraft Laboratories, Inc,

KRAIG BIOCRAFT LABORATORIES, INC.

FOUNDER'S STOCK PURCHASE
AND
INTELECTUAL PROPERTY TRANSFER AGREEMENT

This FOUNDER'S STOCK PURCHASE AND INTELECTUAL PROPERTY TRANSFER AGREEMENT ("Agreement") is dated as of the first day of April 26, 2006, by and between Kraig Biocraft Laboratories, Inc., a Wyoming corporation (the "Company" or the 'Corporatiorr) and Kim Thompson, an individual ("Mr, Thompson").

The Board of Directors of the Company (the "Board") and Mr. Thompson each desires that Mr. Thompson acquire an equity interest in the Company as a founder of the company, and on the terms and conditions hereinafter set forth. Furthermore Company and Mr. Thompson each desires that the Company acquire an interest in certain intellectual property, technology and trade secrets of Mr. Thompson for the purpose of commercializing the same. The parties enter into this agreement setting forth the terms and conditions therewith.

    NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and undertakings contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows;

    WHEREAS, the Corporation desires to issue, and Mr. Thompson desires to acquire, stock of the Corporation as herein described, on the terms and conditions hereinafter set forth, and

    WHEREAS, the issuance of common stock, royalties and other benefits hereby is in consideration for intellectual property and technology transfer advanced to the Corporation by Mr. Thompson, the adequacy and sufficiency of which is hereby acknowledged by the Corporation_ and for other good and valuable consideration, and

    WHEREAS, the issuance of common stock hereby is intended to comply with all provisions promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and is intended to comply with regulation D. including sections 504, 505 and 506.

    NOW, THEREFORE, IT IS AGREED between the parties as follows:

1. Stock. Mr. Thompson hereby purchases from the Corporation, and the
Corporation hereby sells to Mr. Thompson, thirty three million two hundred and twenty nine thousand two hundred (33,229,200) shares of the Common Class A Stock of the Corporation (the "Stock") at nil par value, in exchange for

Intellectual Property and Technology transferred to the Corporation, listed in Exhibit A (hereafter ''the Transferred Intellectual Property").

2. Royalties. The Corporation further agrees that Mr. Thompson shall receive from the Corporation, its licensees, subsidiaries, successors and assigns, royalties on all products employing certain aspects of the Technology, Specifically Corporation grants and guarantees Mr. Thompson the following royalty payments:

a. A 1.65 % royalty on al/ use or gross solos of products that are composed of a protein fiber where one or more protein constituents of the fiber are endogenous to 2ornbyx, and one or more are exogenous to Bombyx, or where two or more proteins which are not found together in silk fibers in nature, are expressed in Bombyx to create a new silk fiber. With the exception that no royalty under this provision shall be owing in the event that said silk fiber is composed entirely of synthetic proteins that do not occur in nature. Said royalty is payable within 60 days of each financial quarter.

       b. A 1.65 % royalty on alt use or gross sales of products that are composed of a protein fiber where one or more protein constituents of the fiber are exogenous to Bombyx, and where erre or more of said exogenous protein(s) is not a synthetic protein that is not found in nature, or is not a protein(s) that is found in spiders. Said royalty is payable within 60 days of each financial quarter.

       c. A 0.85 % royalty on all use or gross sales of products that are composed of a protein fiber which is produced in or from the silk glands of 8ornbyx, through the use of genetic engineering or DNA manipulation, or RNA manipulation, or induced mutation, or the interdiction of genetic sequences which are foreign to Bombyx. Said royalty is payable within 60 days of each financial quarter.

For purposes of this section it is understood that silk is a protein fiber.

The maximum total royalty due under this Section 2 shall be 1 .75%.

In the event of Mr. Thompson's death, the royalty payments will continue to Mr. Thompson's designee, as he may hereafter appoint. The Company's obligation to pay royalties to Ivir. Thompson or his designee on each of the products shall be in force from the date of this agreement and shall remain in effect on each of the product as described above until the longer of (I) expiration of the last-to-expire patent, held or licensed by the Company on such a product or its method of creation or on the transgenic organism which expresses the product or its protein component(s) or (ii) eighteen years from the date of the first commercial sale of such a product which is covered by this Agreement. In no event shall royalties be owed under this paragraph after twenty seven years from the dale of this agreement.

3. Exclusive license for non protective apparel. The Corporation further agrees that Mr. Thompson shalt receive from the Corporation an exclusive license on all non-protective apparel applications of the company's products and technology. Pursuant to said license, Mr. Thompson will have exclusive rights to sea, make, or have made, non-protective apparel which uses the Company's technology or products worldwide. Non-protective apparel, as used herein, refers to articles of clothing or decoration which are sold primarily to markets and customers who are not purchasing the products primarily for protective purposes. Use of the Company's technology to make shirts, pants, kimonos, undergarments, dresses, business suits, and curtains are all examples of non-protective apparel. Sporting goods and sporting protective apparel are excluded from the definition of non-protective apparel. Shirts with moisture wicking properties sold to runners is for example excluded, but shirts sold with a sports brand logo, but used primarily as an article of casual apparel is included as non-protective apparel within the meaning of this article.

The party's anticipate that Mr. Thompson will assign these rights to a corporation to be formed and referred to herein as "New Company" The Company will receive 24% of the founder's equity in "New Company, and Mr. Thompson will receive 76% of the founder's equity.' "New Company" will be responsible to pay any royalties an its sales that Company would otherwise be obligated to pay. In the event that Mr. Thompson so elects, he may exclude the Company from equity participation in New Company and otherwise retains the rights described in this provision, provided that he will pay the Company a 4% royalty on all of his use or gross sales of the products described in this numbered paragraph 3. Otherwise, Mr. Thompson may elect to relinquish all such rights to the Corporation, in exchange for a 7% royalty on all use or gross sales of the products described in this numbered paragraph 3, or 45% of the net proceeds thereof, whichever is greater.

4. All certificates representing any shares of Stock of the Corporation subject to the provisions of this Agreement shall have endorsed thereon legends in substantially the following form:

    "The securities represented by this Certificate have not been registered under the Securities Act of 1933, They may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under said Act or an opinion of counsel satisfactory to the Company that such registration is not reouired."

5. Allocation of public offering. The Company grants Mr. Thompson such right to participate in public offerings of the company's stock as may be determined by the board of directors, by allowing him to sell the Company's stock in his possession up to a maximum of 20% of the total public offering. This provision is subject to the reasoned discretion of the board of directors, and the rights of any other person or entity, if any, which have contractual rights to similarly participate in such a public offering. In that event, then the total allocation of privately held shares to be sold in the Company's public offing shall be apportioned between Mr. Thompson and any such other persons or entities in the same purport ion as the amount of founders stock held between Mr. Thompson and such other persons or entities.

6. Mr. Thompson shall be granted such "piggy-back" registration rights on registrations of the Corporation as may be determined by the board of directors,

7. Mr. Thompson shall exercise all rights and privileges of a shareholder of the Corporation with respect to the Stock.

8. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

9. This Agreement shall be binding and inure to the benefit of the successors and assigns of the Corporation and be binding and inure to the benefit of Mr. Thompson's heirs, successors, and assigns.

10. The parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

11. LIMITED WARRANTY. THE TRANSFERRED INTELLECTUAL PROPERTY FROM MR. THOMPSON TO COMPANY IS PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. MR. THOMPSON MAKES NO REPRESENTATION OR WARRANTY THAT THE TRANSFERRED INTELLECTUAL PROPERTY OR METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

    IN NO EVENT WILL MR. THOMPSON BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THE TRANSFERRED INTELLECTUAL PROPERTY OR MANUFACTURE, SALE, OR USE OF THE INVENTION OR LICENSED PRODUCTS OR LICENSED METHODS.

THE COMPANY AGREES THAT IT WILL USE OR EMPLOY THE TRANSFERRED INTELLECTUAL PROPERTY SOLELY AT ITS OWN RISK.

NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS:

(A)	A WARRANTY OR REPRESENTATION BY MR. THOMPSON AS TO THE VALIDITY OR SCOPE OF THE TRANSFERRED INTELLECTUAL PROPERTY OR OF MR. THOMPSON PATENT RIGHTS, IF ANY: OR

(B)
A WARRANTY OR REPRESENTATION THAT THE TRANSFERRED INTELLECTUAL PROPERTY, OR ANYTHING MADE, USED, SOLD OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED IN THIS AGREEMENT IS OR WILL BE FREE FROM INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY OR BIOLOGICAL MATERIALS OF THIRD PARTIES; OR

(C)	AN OBLIGATION TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES; OR

(D)
CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS UNDER ANY PATENTS OR OTHER INTELLECTUAL PROPERTY OF MR. THOMPSON OTHER THAN THE TRANSFERRED INTELLECTUAL PROPERTY AS DEFINED ABOVE, REGARDLESS OF WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE TRANSFERRED INTELLECTUAL PROPERTY ; OR

(E)	A WARRANTY OR REPRESENTATION THAT THE TRANSFERRED INTELLECTUAL PROPERTY IS WORKABLE, VIABLE OR COMMERCIALY PRACTICAL

(F)	AN OBLIGATION FOR MR. THOMPSON TO FURNISH ANY KNOW-HOW NOT EXPLICITLY AND SPECIFICALLY PROVIDED IN THIS AGREEMENT.

12. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

13. CHOICE OF LAW, It is the intention of the parties to this Agreement that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with the laws of the State of Michigan, and that the laws of that state shall govern any dispute that is presented to arbitration as hereinafter provided.

14. INDEMNIFICATION, Company shall indemnify Mr. Thompson against any and all expenses, including amounts paid upon judgments, counsel fees, environmental penalties and fines, and amounts paid in settlement (before or after suit is commenced), incurred by Mr. Thompson in connection with [his or her] defense or settlement of any claim, action, suit or proceeding in which [he or she] is made a party or which may be asserted against [him or her] by reason of [his or her] this Agreement or the issuance of royalties or securities pursuant hereto, Such indemnification Shall be in addition to any other rights to which those indemnified may be entitled under any law, bylaw agreement, or otherwise. This provision shall survive the expiration or termination of this agreement for any reason.

15. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall deemed to have been given at the time when mailed at any office of the United States Postal Service enclosed in a certified postage-paid envelope addressed to the respective party at the addresses set forth below (together with an electronic copy to the designated e-mail addresses listed below if notice is being served on Mr. Thompson) or to such changed address as such party may have fixed by notice to the other party, provided, however, that any notice or change of address shall be affected only upon receipt and further provided that any notice may be personally delivered to the respective party by the party giving notice in lieu of being mailed.

If to Company:	Kraig Biocraft Laboratories, Inc.
Attention: CORP 95
109 E. 174h Street, Suite 7
Cheyenne, WY 82001

If to Mr. Thompson:	Mr. Kim K. Thompson
1400 Dennison Road
East Lansing, Michigan 48823

With an electronic copy in either PDF or MS Word compatible format to:	psnor88P@aolcom, and Kim@Kraigbiocraftlaboratories.corn

16. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns, and any corporation which may acquire all or substantially all of the Company's assets or into which the Company may be consolidated or merged, and shall inure to the benefit of Mr. Thompson's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon Mr. Thompson's death, all amounts, warrants, and other compensation, to which he is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Mr. Thompson's designee, or, if there be no such designee, to Mr. Thompson's estate,

17. Effect of Prior Agreements. This agreement does not supersede, nor shall it be interpreted as conflicting with, the employment agreement between the parties and dated April 26, 2006.

18. Settlement by Arbitration. Any claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by binding arbitration in accordance with the rules of JAMS. Said arbitration shall be before a single arbitrator whose decision shall be binding and final, Unless the parties agree otherwise, the arbitration shall be held in the JAMS offices in Chicago, Illinois, Judgment upon the award rendered may be entered in any court with jurisdiction. In the event that the dispute involves the withholding by the Company or the refusal to pay or issue, by the Company, of any payment, compensation or security due under the provisions or this agreement to Mr. Thompson, his spouse, family or designee, and such spouse, family or designee are the prevailing or substantially prevailing parties, the Arbitrator shall award pre judgment interest on any such compensation at the annual rate of 14%, or the maximum amount allowable under the law if less than 14%.

19. Execution in Counterparts. This Agreement may be executed by the parties hereto signing the same instrument, or by each pally hereto signing a separate counterpart or counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument The parties agree that documents executed by facsimile shall be acceptable in this transaction, and the signatures thereof shall have the serrie force and effect as original signatures.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal the day and year above first written.

Mr. Thompson	Company

/s/Kim Kraig Thompson	/s/Kim Kraig Thompson
Kim Kraig Thompson	Kim Kraig Thompson
C.E.O
On behalf of Kraig Biocraft Laboratories, Inc,

EXHIBIT A: Intellectual Property and Technology transferred to the Corporation.

An ATTACHMENT to: KRAIG BTOCRAFT LABORATORIES, INC., FOUNDER'S STOCK PURCHASE AND INTELECTUAL PROPERTY TRANSFER AGREEMENT.

EXHIBIT A: Intellectual Property and Technology transferred to the Corporation.

An ATTACHMENT to: KRAIG BTOCRAFT LABORATORIES, INC., FOUNDER'S STOCK PURCHASE AND INTELECTUAL PROPERTY TRANSFER AGREEMENT.

Description of Intellectual Property and Technology.

A provisional patent application, and the Lechnology and inventions described therein, filed with the US Paten[ arid Trademark office on or about January 28, 2006, and titled:

Transgenic expression system for the commercial production of exogenous proteins and protein composite silks, targeting the silk glands of the silkworm (Bomhyx mori), and the creation and production of unique silks made from new combinations of silk protein.

Inventor: Kim K, Chompson